Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA DECLARES 2 for 1 STOCK SPLIT
Effectively doubles dividend payout

HARTFORD, Conn., February 10, 2005 — Aetna (NYSE: AET) today announced that its Board of Directors has declared a two-for-one split of the company’s common stock to be effected in the form of a 100 percent common stock dividend.

The Company also announced its intention to increase its annual cash common stock dividend to $.04 per share on a post-split basis, ($.08 per share on a pre-split basis), double the prior annual dividend payout.

All shareholders of record on February 25, 2005 will receive one additional share of Aetna common stock for each share held on that date. The additional share of common stock will be distributed to shareholders of record in the form of a stock dividend on March 11, 2005, by the Company’s transfer agent, EquiServe Trust Company, N.A.

“We have been very pleased with Aetna’s performance as we have delivered on our commitment to achieve profitable growth,” said John W. Rowe, M.D., chairman and CEO. “This action reflects our confidence in our strategy going forward.”

As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 13.7 million medical members, 11.9 million dental members, 8.0 million pharmacy members and 13.5 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a nationwide network of more than 655,000 health care professionals, including over 390,000 primary care and specialist doctors and 3,937 hospitals. For more information, please visit www.aetna.com. (Figures as of December 31, 2004)

ADDITIONAL INFORMATION — The Board of Directors reviews the Company’s common stock dividend annually. Among the factors considered by the Board in determining the amount of the dividend are the Company’s results of operations and the capital requirements, growth and other characteristics of its businesses.